EXHIBIT 10.18

To:

Paymeon Board of Directors

From:

Edward A. Cespedes

Date:

April 13, 2018

Gentlemen:

Effective immediately I hereby resign all my positions at Paymeon, Inc. and its affiliated companies.  I will assist with any transition necessary and retain all rights under my employment agreement and any other rights afforded me in terms of indemnity from the Company.

Respectfully,

Edward A. Cespedes